In connection with the securities offered from the registration  statement (File
No. 333-141879) by means of this prospectus supplement,  a filing fee of $2,898, calculated  in  accordance  with Rules 456(b) and 457(r),  has been applied from
Registration  Statement  No.  333-52601  with respect to  $94,403,073  aggregate offering price of the securities being  registered  (based on a per common stock
share  price  of  $55.60)   estimated  solely  for  purposes  of  computing  the
registration  fee on the basis of the  average of the high and low prices of the common stock as reported on the New York Stock Exchange on April 20, 2007.

                                        Filed pursuant to Rule  424(b)(7)
                                        Registration  Statement No.  333-141879

PROSPECTUS SUPPLEMENT
April 23, 2007
To Prospectus dated April 4, 2007

                              HOME PROPERTIES, INC.

                        1,697,897 Shares of Common Stock

                        _________________________________

     This prospectus  supplement  updates and supplements the prospectus of Home
Properties,  Inc.  (referred to as "Home Properties," "we" or "us"), dated April
4, 2007 (which we refer to as the prospectus).

     Our operating partnership,  Home Properties, L.P., in October, 2006, issued
$200 million of its 4.125%  senior  exchangeable  notes due 2026.  We guaranteed those notes. Holders may exchange their notes into cash or a combination of cash and common stock,  at our option,  at any time on or after October 1, 2026,  but prior to the close of business on the second business day immediately  preceding
November 1, 2026, and also under the following circumstances: (i) if the closing sale price of our common stock  reaches a specified  threshold  over a specified time period;  (ii) if the notes have been called for  redemption;  or (iii) upon the occurrence of certain other specified events. Upon an exchange of notes, the operating partnership will deliver cash for the lesser of the exchange value and the  principal  amount of the notes and, at our  option,  cash or shares of Home
Properties'  common  stock for the  exchange  value in  excess of the  principal amount of the notes.  The exchange  value will be based on the exchange rate and the  then-trading  price of the common  shares.  The  initial  exchange  rate is
13.6357 shares of Home  Properties'  common stock per $1,000 principal amount of notes  (equivalent  to an initial  exchange  price of  approximately  $73.34 per common  shares).  The initial  exchange rate is subject to adjustment in certain circumstances.  The number of shares registered under this prospectus supplement assumes that the initial exchange rate has been adjusted to the maximum provided for under the indenture pursuant to which the notes were issued($16.0901  shares per $1,000). This prospectus supplement  supplements the prospectus with respect to the resale by the selling  securities  holders of the shares of common  stock which we may issue to the selling securities holders upon exchange of the notes.

     The notes were sold to qualified  institutional  buyers in accordance  with
Rule 144A under the  Securities  Act of 1933. The notes and the shares of common stock have not been  registered  under the  Securities Act of 1933, or any state securities  laws, and,  unless so registered,  may not be offered or sold in the
United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state laws.  Certain of the holders of the notes have  requested  that we include  shares of common stock which such holders may  acquire  upon  exchange of their notes for resale  pursuant to this prospectus supplement.

     If the selling  securities  holders listed below receive common stock, they may from time to time  offer  and sell the  common  stock on the New York  Stock
Exchange or otherwise and they may sell the common shares at market prices or at negotiated  prices.  They may  sell  the  common  stock  in  ordinary  brokerage transactions,  in block  transactions,  in  privately  negotiated  transactions, pursuant  to Rule 144  under the  Securities  Act of 1933 or  otherwise.  If the holders  sell the common stock  through  brokers,  they expect to pay  customary brokerage commissions and charges.

     We will not receive any of the  proceeds if any selling  securities  holder sells any of its common  stock.  However,  we have agreed to pay expenses of the registration.  Our  registration  of  the  common  stock  and  issuance  of  the prospectus  and  this  prospectus  supplement  with  respect  thereto  does  not necessarily mean that the holders of the notes will exchange them or, if they do exchange them,  that the exchange value will exceed the principal  amount of the notes; that we will elect to pay any such excess with shares of common stock; or
that the selling securities holders will elect to sell any such shares.

     This prospectus supplements  information contained in the prospectus.  This prospectus supplement should be read in conjunction with the prospectus,  and is qualified by reference to the  prospectus.  This  prospectus  supplement  is not complete without,  and may only be delivered or utilized in connection with, the prospectus,  including any amendments or supplements thereto. The prospectus and this prospectus  supplement form a part of a registration  statement filed by us with the Securities and Exchange Commission.

     Our common stock is listed on the New York Stock  Exchange under the symbol
"HME."

     Investing in our common stock involves  various  risks.  See "Risk Factors"
beginning on page 1 of the prospectus.

     NEITHER THE  SECURITIES AND EXCHANGE  COMMISSION  NOR ANY STATE  SECURITIES
COMMISSION HAS APPROVED OR  DISAPPROVED  OF THESE  SECURITIES OR PASSED UPON THE
ADEQUACY OR ACCURACY OF THIS PROSPECTUS  SUPPLEMENT.  ANY  REPRESENTATION TO THE
CONTRARY IS A CRIMINAL OFFENSE.

     This prospectus supplement,  together with the prospectus,  constitutes the offer of 1,697,897 shares of our common stock issuable upon exchange of notes by the selling securities holders.

                        _________________________________

            The date of this prospectus supplement is April 23, 2007

                           SELLING SECURITIES HOLDERS

     The  selling  securities  holders  may  from  time to time  offer  and sell pursuant to this  prospectus  supplement  and the  prospectus any and all of the shares of our common stock issuable upon exchange of the notes. Our registration of the  shares of common  stock  issuable  upon  exchange  of the notes does not necessarily mean that the holders of the notes will exchange them or, if they do exchange them,  that the exchange value will exceed the principal  amount of the notes; that we will elect to pay any such excess with shares of common stock; or
that the selling securities holders will elect to sell any such shares of common stock they may receive upon an exchange.  In connection  with the offer and sale of the notes, we agreed to register the shares of common stock for resale by the holders. We will not receive any of the proceeds of any sale of our common stock by any selling securities holder.

     The  following  table sets forth  information  with  respect to the selling securities holders and the common stock that may be offered from time to time by each selling  securities  holder pursuant to this prospectus  supplement and the prospectus.  The information in the table below is based on information provided by or on behalf of the selling securities holders on or prior to April 16, 2007, and may  change  over  time.  In  particular,  the  selling  securities  holders identified  below may have sold,  transferred or otherwise  disposed of all or a portion of their notes since the date on which they provided the  information to us in transactions  exempt from the registration  requirements of the Securities
Act of 1933.  No notes  have been  exchanged  as of the date of this  prospectus supplement. We may determine not to issue shares of common stock in exchange for notes  tendered  for  exchange  and,  instead,  pay the  excess,  if any, of the exchange  price over the principal  amount of the exchanged  notes in cash.  The selling  securities  holders  may offer all,  some or none of the  common  stock issuable upon exchange of the notes.

     We have assumed for purposes of the table below that the selling securities holders will  exchange  all of their notes,  that we will issue shares of common stock for the  excess of the  exchange  value over the  principal  amount of the note,  that the exchange  value is the maximum  provided for under the indenture
(16.0901 shares per $1,000),  and that the selling  securities holders will sell all of such shares of common stock  pursuant to this  prospectus  supplement and the  prospectus.  We have also assumed that any other shares of our common stock beneficially  owned  by the  selling  securities  holders  will  continue  to be beneficially owned.

     Based upon the information provided by the selling securities holders, none of the selling  securities  holders  named  below  would,  upon  issuance of the maximum number of shares issuable upon exchange of the notes, holds in excess of
1% of our outstanding  common stock. The percentage of common stock beneficially owned by each selling  securities holder is based on 33,198,569 shares of common stock outstanding as of March 31, 2007.

     To our knowledge, none of the selling securities holders has, or within the past three years has had, any position,  office or other  material  relationship with us or any of our predecessors or affiliates.

                                                    Number of shares              Maximum number of           Number of shares of
                                                    of common stock               shares that may be          common stock
                                                    beneficially owned            offered pursuant to this    beneficially owned
Name and Address                                    prior to the offering         prospectus supplement       after the offering
----------------                                    ---------------------         ---------------------       ------------------

Black Diamond Convertible Offshore LDC                 52,662                           52,662                       0
UBS (Cayman Islands) Ltd.
227 Elgin Avenue, Box 8526T
Grand Cayman, Cayman Islands KY1-1103

Black Diamond Offshore Ltd.                            16,508                           16,508                       0
UBS (Cayman Islands) Ltd.
227 Elgin Avenue, Box 8526T
Grand Cayman, Cayman Islands KY1-1103

Calyon S/A                                             80,450                           80,450                       0
1301 Avenue of the Americas
New York, NY  10019

CNHCA Master Account, L.P.                             96,540                           96,540                       0
Two Greenwich Plaza, 3rd Floor
Greenwich, CT  06830

CQS Convertible and Quantitative                      136,765                          136,765                       0
 Strategies Master Fund
c/o CQS (UK) LLP
33 Chester Street
London  SW1X 7BL
United Kingdom

Credit Suisse Europe Ltd.                              40,225                           40,225                       0
Asset Servicing
7200 Kit Creek Road
Research Triangle Park, NC  27709

Credit Suisse Securities (USA) LLC                     48,270                           48,270                       0
Asset Servicing
7200 Kit Creek Road
Research Triangle Park, NC  27709

D. E. Shaw Valence Portfolios LLC                     160,901                          160,901                       0
120 West 45th St., 39th Floor
New York, NY  10036

Double Black Diamond Offshore LDC                     123,909                          123,909                       0
UBS (Cayman Islands) Ltd.
227 Elgin Avenue, Box 8526T
Grand Cayman, Cayman Islands KY1-1103

JPMorgan Securities, Inc.                              96,540                           96,540
500 Stanton Christiana Road
Newark, DE  19713

KBC Financial Products USA Inc.                       130,732                          130,732                       0
140 E. 45th St.,
33rd Floor
New York, NY  10017

LDG Limited                                             5,679                            5,679                       0
Washington Mall - Phase I
Church Street, 4th Floor
Hamilton, HM 11
Bermuda

Marathon Global Convertible                           349,959                          349,959                       0
Master Fund, Ltd.
461 5th Avenue
New York, NY  10017

Mohican VCA Master Fund, Ltd.                          32,180                           32,180                       0
21 Railroad Ave, Suite 35
Cooperstown, NY  13306

RMF Umbrella SICAV                                      2,413                            2,413                       0
RMF Investment Management
Etzelstrasse 27
8808 Zurich, Switzerland

S.A.C. Arbitrage Fund, LLC                            112,630                          112,630                       0
c/o S.A.C. Capital Advisors, LLC
72 Cummings Point Rd.
Stamford, CT  06902

Silvercreek II Limited                                 25,744                           25,744                       0
c/o Silvercreek Management Inc.
1670 Bayview Avenue, Suite 308
Toronto, ON
M4G 3C2

Silvercreek Limited Partnership                        38,616                           38,616                       0
c/o Silvercreek Management Inc.
1670 Bayview Avenue, Suite 308
Toronto, ON M4G 3C2

TQA Master Fund, Ltd.                                  42,461                           42,461                       0
c/o TQA Investors, LLC
333 Ludlow Street, 1st Floor
Stamford, CT  06902

TQA Master Plus Fund, Ltd.                             20,193                           20,193                       0
c/o TQA Investors, LLC
333 Ludlow Street, 1st Floor
Stamford, CT  06902

Vicis Capital Master Fund                              16,090                           16,090                       0
c/o Vicis Capital LLC
126 E. 56th St., 7th Floor
New York, NY  10022

Wachovia Capital Markets LLC                           56,315                           56,315                       0
201 S. College St.
Charlotte, NC  28288

Zurich Institutional Benchmarks                        12,115                           12,115                       0
 Master Fund, Ltd.
c/o TQA Investors, LLC
333 Ludlow Street, 1st Floor
Stamford, CT  06902

                               PLAN OF DISTRIBUTION

     Selling  securities  holders  may use this  prospectus  supplement  and the prospectus  in  connection  with  resales of the shares of common stock they may receive  upon  exchange  of their  4.125%  senior  exchangeable  notes due 2026.
Selling  securities  holders may be deemed to be underwriters in connection with the  securities  they  resell  and any  profits on the sales may be deemed to be underwriting  discounts and  commissions  under the  Securities  Act of 1933, as amended.  The selling  securities holders will receive all the proceeds from the sale of the  securities.  We will not receive any proceeds from sales by selling securities holders.

     The selling securities holders may sell the securities being offered,  from time to time:

         o    through agents to the public or to investors;
         o    directly to investors in market transactions or block sales; or
         o    through a combination of any of these methods of sale.